Exhibit 10.9

November 21, 2001

Tom Vadnais

111 Greenbriar

Moraga CA 94556

Dear Tom:

On behalf of Autodesk, I am pleased to offer you the position of Executive Vice President, Consulting Services. You will be a member of Autodesk’s Executive Staff and a 16B officer of the company. In this role, you will report directly to Carol Bartz, President, CEO and Chairman of the Board, and be located in our San Rafael office. Your starting base salary will be $26,666.67 per month, annualized at $320,000. You will receive a sign-on bonus of $50,000, which will be payable within 30 days of your start date. Your start date will be January 2, 2002.

Also, you will participate in the FY’03 Autodesk Executive Bonus Plan. Your target bonus will be 75% of your base salary and the actual payout will be based on Autodesk’s financial results and your overall job performance.

We will recommend to the Board of Directors that you be granted a stock option to purchase 100,000 shares of Autodesk’s Common Stock at an exercise price equal to the then current fair market value on the date of grant. The Option will vest annually over four years at 25% per year. The Option shall be subject to the terms, definitions and provisions of the stock option plan under which the Option is granted and the stock option agreement by and between you and Autodesk. Additionally, you will have the opportunity to participate in a wide variety of employee benefit plans pursuant to the terms and conditions of each of those plans. These programs include the employee stock purchase plan, health insurance, a 401(K) savings and investment plan with company match, paid vacation, sabbatical and many other benefits. Details of these programs will be presented to you at your employee orientation (dates to be determined).

Please understand that your employment with Autodesk is for no specified period of time, and constitutes at-will employment. As such, either you or Autodesk may terminate the employment relationship, at any time, for any reason, with or without cause or notice. In the event (i) the position of Executive Vice President, Consulting Services is eliminated within the first two years of your employment or (ii) Carol Bartz leaves the company within the first year of your employment and within three months thereafter your employment is terminated for any reason, then you shall be provided with the following severance package, payable at the next regularly scheduled pay period after termination: (a) six months of base salary, at the rate in effect on the date of termination, (b) 50% of your target bonus in effect for the year of termination and (c) accelerated vesting of options to purchase 12,500 shares from your initial option grant referenced in paragraph 3 above. Although other conditions of your employment may change from time to time, except as set forth in this paragraph, your status as an “at-will” employee may not be altered or modified except in a formal written agreement signed by both you and Autodesk’s Chief Executive Officer.

Vadnais Offer Letter

November 21, 2001

You will also participate in Autodesk’s Executive Change in Control Program, which provides for severance pay equal to annual base pay and bonus, and twelve months’ accelerated option vesting, in the event of termination without case within twelve months after a Change of Control.

If you accept our offer, you must provide proof of authorization to work in the United States within three (3) business days from your date of hire. Attached is a list of acceptable documents that may be used for this purpose. Please bring these documents with you to the employee orientation. This requirement is in accordance with the Immigration Reform and Control Act of 1986, and applies to U.S. citizens and non-U.S. citizens, alike.

Additionally, you will be required to sign a standard agreement obligating you to hold in confidence any proprietary information received as an Autodesk employee, which is attached to this offer letter. We wish to emphasize that you should not bring with you any confidential or proprietary material from any former employer, nor violate, in any way, previous obligations regarding confidentiality at another firm.

This letter, together with the release, the standard confidential and proprietary information agreement, constitute the entire agreement between us and supersede all previous agreements, representations and understandings, either written or verbal. This offer must be accepted in writing by November 30, 2001 or it will become null and void. Rejection of this offer by you will automatically rescind this letter. Please confirm your acceptance by signing a copy of this letter and returning it to me. We look forward to working with you and hope that you will join us.

Sincerely,

/s/ Janice Becker

Janice Becker

Sr. Vice President, Human Resources

Autodesk, Inc.

I accept this offer of employment and agree to each of the terms and conditions of employment set forth above and understand that it is for no set or definite term and is at-will. I understand that either I or Autodesk can terminate the employment relationship, with or without cause and with or without notice. I understand that although other conditions of my employment may change from time to time, my status as an “at-will” employee may not be altered or modified except in a formal written agreement signed by both me and Autodesk’s Chief Executive Officer.

Confirmed on November 27, 2001 by /s/ Tom Vadnais.

Date                     Tom Vadnais

Enclosures:	Employee Agreement on Intellectual Property

Employee Agreement Confidentiality of Product Source Code

List of Acceptable Documents

New Employee Information Form

Deferred Compensation Program